Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268607

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated December 9, 2022)

Scilex Holding Company

Up to 28,078,672 Shares of Common Stock

This prospectus supplement supplements the prospectus dated December 9, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-268607). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 9, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale from time to time of up to 28,078,672 shares of our common stock, par value $0.0001 per share (the “Common Stock”), by YA II PN, Ltd., a Cayman Islands exempt limited partnership (the “Selling Securityholder”). The shares included in the Prospectus and this prospectus supplement consist of shares of Common Stock that we have issued or that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time, pursuant to a standby equity purchase agreement we entered into with the Selling Securityholder on November 17, 2022 (the “Yorkville Purchase Agreement”), in which the Selling Securityholder has committed to purchase from us, at our direction, up to $500,000,000 of our Common Stock, subject to terms and conditions specified in the Yorkville Purchase Agreement.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “SCLX”. On January 6, 2023, the last reported sales price per share of our Common Stock was $5.03.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 11 of the Prospectus as well as risks and uncertainties described under similar headings in any amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 8, 2023

SCILEX HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-39852	92-1062542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 San Antonio Road, Palo Alto, California, 94303

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 516-4310

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SCLX	The Nasdaq Stock Market LLC
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	SCLXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2023, Scilex Holding Company (the “Company”) entered into a Standby Equity Purchase Agreement (the “Purchase Agreement”) with B. Riley Principal Capital II, LLC, a Delaware limited liability company (“B. Riley”).

Pursuant to the Purchase Agreement, the Company has the right, but not the obligation, to sell to B. Riley up to $500,000,000 of its shares of common stock, par value $0.0001 per share (the “Common Stock”), from time to time at the Company’s sole and absolute discretion (each such sale, an “Advance”) by delivering an irrevocable written notice to B. Riley (each such notice, an “Advance Notice”) until the first day of the month following the 36-month anniversary of the date on which the initial Registration Statement (as defined below) has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The shares of Common Stock purchased pursuant to an Advance will be purchased at a price equal to 98% of the VWAP during the period (such period, the “Pricing Period”) beginning at 9:30:01 a.m., New York City time, on the date of purchase of Advance shares or such later time publicly announced as the official open of the primary (or “regular”) trading session on the Nasdaq Capital Market (“Nasdaq”) on such purchase date (the “Purchase Commencement Time”) and ending at the earliest of (i) 3:59 p.m., New York City Time, on the purchase date or such earlier time publicly announced as the official close of the primary (or “regular”) trading session on Nasdaq on such purchase date, (ii) immediately at such time following the Purchase Commencement Time for such purchase that the total number (or volume) of Common Stock traded on Nasdaq during such period has exceeded the Advance Share Volume Maximum for such purchase and (iii) if the Company so elects in the applicable Advance Notice for such Advance (such election, a “Limit Order Discontinue Election”), such time the sale price of the shares of Common Stock traded on Nasdaq during such Pricing Period is less than the applicable minimum price threshold determined in accordance with the Purchase Agreement. “VWAP” means, for the Common Stock for a specified period, the dollar volume-weighted average price of the Common Stock on Nasdaq for such period as reported by Bloomberg through its “AOR” function, subject to certain exceptions, qualifications and limitations. “Advance Share Volume Maximum” means, with respect to an Advance, if such Advance is a (i) purchase-Type A, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the Advance share amount to be purchased by B. Riley, by (b) 0.10, and (ii) purchase-Type B, a number of shares of Common Stock that is equal to the quotient obtained by dividing (a) the Advance share amount to be purchased by B. Riley, by (b) 0.25 (in each case, subject to certain adjustments). The Company may also specify a certain minimum acceptable price per share in each Advance.

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Subject to the terms and conditions of the Purchase Agreement, each Advance may be for a number of shares of Common Stock not to exceed (i) with respect to an Advance, purchase-Type A, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of Common Stock traded on Nasdaq during the Pricing Period for such purchase-Type A, and (ii) with respect to an Advance, purchase-Type B, such number of shares of Common Stock that is equal to the lesser of: (a) 1,000,000 and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of Common Stock traded on Nasdaq during the Pricing Period for such purchase-Type B.

The Purchase Agreement also provides that the Company has the right, but not the obligation, to sell to B. Riley, from time to time subject to certain limitations, at the Company’s sole and absolute discretion an additional number of shares of Common Stock (each such additional sale, an “Additional Advance”) at a purchase price per share equal to 98% of the VWAP during the Additional Pricing Period (as defined in the Purchase Agreement) by delivering an irrevocable written notice to B. Riley. The purpose of the Additional Advance is to allow the Company to execute more than one advance request on a purchase date with B. Riley as each prior advance has been completed under the terms of the Purchase Agreement. Each Additional Advance is generally subject to terms and conditions consistent with those of an Advance, except for, among other things, the time period of the pricing period for such Additional Advance.

B. Riley’s purchase of shares of Common Stock under the Purchase Agreement would be subject to certain limitations, including that B. Riley could not purchase shares that would result in it (together with its affiliates) owning more than 4.99% of the outstanding voting power or number of Common Stock after such purchase or that would result in it owning more than 19.9% of the Company’s aggregate amount of Common Stock issued and outstanding as of the date of the Purchase Agreement (the “Exchange Cap”). The Exchange Cap will not apply under certain circumstances, including if the average price of all applicable sales of Common Stock under the Purchase Agreement equals or exceeds $4.87.

As consideration for B. Riley’s commitment to purchase Common Stock, the Company shall within three trading days after the execution of the Purchase Agreement, pay B. Riley Principal Investments, LLC, a subsidiary of B. Riley, a structuring fee of $10,000 and issue 250,000 shares of Common Stock to B. Riley as a commitment fee (the “Commitment Shares”).

B. Riley’s obligation to purchase shares of Common Stock pursuant to the Purchase Agreement is subject to a number of conditions, including that a registration statement (the “Registration Statement”) be filed with the SEC, registering the Commitment Shares and any shares to be issued pursuant to an Advance or an Additional Advance under the Securities Act of 1933, as amended (the “Securities Act”), and that the Registration Statement is declared effective by the SEC.

The foregoing is a summary description of certain terms of the Purchase Agreement. For a full description of all terms, please refer to the copy of the Purchase Agreement that is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 3.02.	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

3

In the Purchase Agreement, B. Riley represented to the Company, among other things, that it is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act). The securities referred to in this Current Report on Form 8-K are being issued and sold by the Company to B. Riley in reliance upon the exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1*	Standby Equity Purchase Agreement, dated as of January 8, 2023, by and between Scilex Holding Company and B. Riley Principal Capital II, LLC.

104	Cover Page Interactive Data File, formatted in Inline Extensible Business Reporting Language (iXRL).

*

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

Date: January 9, 2023

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Exhibit 10.1

STANDBY EQUITY PURCHASE AGREEMENT

THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of January 8, 2023, is made by and between B. RILEY PRINCIPAL CAPITAL II , LLC, a Delaware limited liability company (the “Investor”), and SCILEX HOLDING COMPANY, a company incorporated under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $500 million of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”); and

WHEREAS, the Common Shares are listed for trading on the Nasdaq Capital Market under the symbol “SCLX;” and

WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW, THEREFORE, the parties hereto agree as follows:

Article I. Certain Definitions

“Additional Advance” shall mean any issuance and sale of Additional Advance Shares by the Company to the Investor pursuant to Article II hereof.

“Additional Advance Notice” shall mean an irrevocable written notice in the form of Exhibit A attached hereto with respect to an Additional Advance made pursuant to Section 2.01(b), specifying whether such Additional Advance is a Purchase-Type A or a Purchase-Type B, and directing the Investor to purchase a specified amount of Additional Advance Shares (such specified amount of Additional Advance Shares subject to adjustment as set forth in Section 2.01(d)(ii) as necessary to give effect to the applicable Maximum Additional Advance Amount for such Additional Advance), at the applicable Purchase Price therefor on the purchase date for such Additional Advance in accordance with this Agreement, that is delivered by the Company to the Investor (i) after the latest of (X) 10:00 a.m., New York City time, on such purchase date, if the Company has not timely delivered an Advance Notice to the Investor for a purchase of Advance Shares on such purchase date, (Y) the Purchase Ending Time of the Pricing Period for the purchase of Advance Shares preceding the Additional Pricing Period for such Additional Advance occurring on the same purchase date as such earlier purchase of Advance Shares, if the Company has timely delivered an Advance Notice to the Investor for a purchase of Advance Shares on such purchase date, and (Z) the Additional Purchase Ending Time of the Additional Pricing Period for the most recent prior Additional Advance, if any, occurring on the same purchase date as such Additional Advance and (ii) prior to the earlier of (X) 3:30 p.m., New York City time, on such purchase date and (Y) such time that is exactly thirty (30) minutes immediately prior to the official close of the primary (or “regular”) trading session on the Principal Market on such purchase date, if the Principal Market has theretofore publicly announced that the official close of the primary (or “regular”) trading session on the Principal Market on such purchase date shall be earlier than 4:00 p.m., New York City time, on such purchase date.

“Additional Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(c) of this Agreement) an Additional Advance Notice to the Investor, subject to the terms of this Agreement.

“Additional Advance Share Volume Maximum” means, with respect to an Additional Advance, if such Additional Advance is a (i) Purchase-Type A made pursuant to Section 2.01(b), a number of Common Shares that is equal to the quotient obtained by dividing (a) the Additional Advance Share amount to be purchased by the Investor in such Additional Advance, Purchase-Type A, by (b) 0.10, and (ii) Purchase-Type B made pursuant to Section 2.01(b), a number of Common Shares that is equal to the quotient obtained by dividing (a) the Additional Advance Share amount to be purchased by the Investor in such Additional Advance, Purchase-Type B, by (b) 0.25 (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

“Additional Advance Shares” shall mean the additional Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement pursuant to Additional Advance Notices.

“Additional Pricing Period” shall mean, with respect to a purchase made by the Investor pursuant to Section 2.01(b), the period on the purchase date for such purchase, beginning at the applicable Additional Purchase Commencement Time and ending at the applicable Additional Purchase Ending Time on such date for such purchase.

“Additional Purchase Commencement Time” means, with respect to a purchase of Additional Advance Shares made pursuant to Section 2.01(b), the time that is the latest of: (i) the Purchase Ending Time of the Pricing Period for the purchase of Advance Shares preceding the Additional Purchase Period for such purchase of Additional Advance Shares occurring on the same purchase date as such earlier purchase of Advance Shares, if the Company has timely delivered an Advance Notice to the Investor for a purchase of Advance Shares on such purchase date, (ii) the Additional Purchase Ending Time of the Additional Pricing Period for the most recent prior purchase of Additional Advance Shares, if any, occurring on the same purchase date as such purchase of Additional Advance Shares, and (iii) the Investor’s timely receipt (acknowledged by email correspondence to each of the individual notice recipients of the Company set forth in the applicable Additional Advance Notice, other than via auto-reply) from the Company of the applicable Additional Advance Notice for such purchase of Additional Advance Shares on the applicable purchase date therefor.

“Additional Purchase Ending Time” means, with respect to a purchase of Additional Advance Shares made pursuant to Section 2.01(b), the time on the purchase date for such Additional Advance Shares that is the earliest of: (i) 3:59 p.m., New York City time, on the applicable purchase date for such Additional Advance Shares, or such earlier time publicly announced by the Principal Market as the official close of the primary (or “regular”) trading session on the Principal Market on such purchase date; (ii) immediately at such time following the Additional Purchase Commencement Time of the Additional Pricing Period for such purchase of Additional Advance Shares that the total number (or volume) of Common Shares traded on the Principal Market during such Additional Pricing Period has exceeded the applicable Additional Advance Share Volume Maximum for such Additional Advance (taking into account whether such Additional Advance is specified by the Company as a Purchase-Type A or a Purchase-Type B in the applicable Additional Advance Notice therefor); provided, however, that the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Additional Pricing Period shall exclude from such calculation all Common Shares traded in any of the following transactions, to the extent they occur during such Additional Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable), and (C) provided the Company shall have specified in the applicable Additional Advance Notice that clause (iii) below shall not trigger the Additional Purchase Ending Time for such Additional Advance (such specification by the Company, whether in an Additional Advance Notice or in an Advance Notice, a “Limit Order Continue Election”), all sales of Common Shares on the Principal Market during such Additional Pricing Period at a sale price that is less than the applicable Additional Purchase Minimum Price Threshold; and (iii) provided the Company shall have specified in the applicable Additional Advance Notice that this clause (iii) shall trigger the Additional Advance Purchase Ending Time for such Additional Advance (such specification by the Company, whether in an Additional Advance Notice or in an Advance Notice, a “Limit Order Discontinue Election”), immediately at such time following Additional Purchase Commencement Time of the Additional Pricing Period for such Additional Advance that the sale price of any Common Share traded on the Principal Market during such Additional Pricing Period is less than the applicable Additional Purchase Minimum Price Threshold; provided, however, that the determination of whether the sale price of any Common Share traded during such Additional Pricing Period is less than the applicable Additional Purchase Minimum Price Threshold shall exclude (A) the opening or first purchase of Common Share at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date and (B) the last or closing sale of Common Share at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable). All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Additional Purchase Minimum Price Threshold” means, with respect to an Additional Advance made pursuant to Section 2.01(b), either (a) the Minimum Acceptable Price in the applicable Additional Advance Notice for such Additional Advance as the per share minimum sale price threshold to be used in determining whether the event in clause (iii) of the definition of “Additional Purchase Ending Time” shall have occurred during the applicable Additional Pricing Period for such Additional Advance, if the Company shall have specified a Limit Order Discontinue Election in the applicable Additional Advance Notice for such Additional Advance, or (b) the Minimum Acceptable Price in the applicable Additional Notice for such Additional Advance as the per share minimum sale price threshold to be used in determining the sales of Common Shares during the applicable Additional Pricing Period that shall be excluded from the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Additional Pricing Period, if the Company shall have specified a Limit Order Continue Election in the applicable Advance Notice for such Additional Advance; provided, however, that in each case if the Company has not specified any such dollar amount as the per share minimum sale price threshold in the applicable Additional Advance Notice for such Additional Advance, then the per share minimum sale price threshold to be used in such Additional Advance shall be such dollar amount that is equal to the product of (a) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the purchase date for such Additional Advance, multiplied by (b) 0.75. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Additional Shares” shall have the meaning set forth in Section 2.01(d)(ii).

“Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(d)(i).

“Advance” shall mean any issuance and sale of Advance Shares by the Company to the Investor pursuant to Article II hereof.

“Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance or each Additional Advance, as the case may be.

“Advance Notice” shall mean an irrevocable written notice in the form of Exhibit A attached hereto with respect to an Advance made pursuant to Section 2.01(a), specifying whether such Advance is a Purchase-Type A or a Purchase-Type B, and directing the Investor to purchase a specified amount of Advance Shares (such specified amount subject to adjustment as set forth in Section 2.01(d)(ii) as necessary to give effect to the applicable Maximum Advance Amount for such Advance), at the applicable Purchase Price therefor on such purchase date for such Advance in accordance with this Agreement, that delivered by the Company to the Investor after 6:00 a.m. New York City time and prior to 9:00 a.m. New York City Time on such purchase date.

“Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(c) of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.

“Advance Shares” shall mean the Common Shares that the Company shall issue and sell to the Investor pursuant to the terms of this Agreement pursuant to Advance Notices.

“Advance Share Volume Maximum” means, with respect to an Advance, if such Advance is a (i) Purchase-Type A made pursuant to Section 2.01(a), a number of Common Shares that is equal to the quotient obtained by dividing (a) the Advance Share amount to be purchased by the Investor in such Advance, Purchase-Type A, by (b) 0.10, and (ii) Purchase-Type B made pursuant to Section 2.01(a), a number of Common Shares that is equal to the quotient obtained by dividing (a) the Advance Share amount to be subscribed for and purchased by the Investor in such Advance, Purchase-Type B, by (b) 0.25 (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction).

“Agreement” shall have the meaning set forth in the preamble of this Agreement.

“Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.

“Black Out Period” shall have the meaning set forth in Section 6.02(a).

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Sale Price” means, for the Common Shares as of any date, the last closing trade price for the Common Shares on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price for the Common Shares, then the last trade price for the Common Shares prior to 4:00 p.m., New York City time, as reported by Bloomberg. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Commitment Amount” shall mean $500,000,000 of Common Shares.

“Commitment Shares” shall have the meaning set forth in Section 12.04.

“Commitment Period” shall mean the period commencing on the date hereof and expiring upon the date of termination of this Agreement in accordance with Section 10.01.

“Common Shares” shall have the meaning set forth in the recitals of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Company Indemnitees” shall have the meaning set forth in Section 5.02.

“Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.

“Daily Traded Amount” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.

“Environmental Laws” shall have the meaning set forth in Section 4.13.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Cap” shall have the meaning set forth in Section 2.01(d)(iii).

“Future Purchase Suspension” shall have the meaning set forth in Section 6.21.2.

“Hazardous Materials” shall have the meaning set forth in Section 4.13.

“Indemnified Liabilities” shall have the meaning set forth in Section 5.01.

“Investor” shall have the meaning set forth in the preamble of this Agreement.

“Investor Indemnitees” shall have the meaning set forth in Section 5.01.

“Limit Order Continue Election” shall have the meaning assigned to such term in the definition of “Additional Purchase Ending Time,” which election shall be applicable to an Additional Purchase, if such election is specified by the Company in the applicable Additional Advance Notice for such Additional Advance, and shall be applicable to an Advance, if such election is specified by the Company in the applicable Advance Notice for such Advance, as the case may be.

“Limit Order Discontinue Election” shall have the meaning assigned to such term in the definition of “Additional Purchase Ending Time,” which election shall be applicable to an Additional Advance, if such election is specified by the Company in the applicable Additional Advance Notice for such Additional Advance, and shall be applicable to an Advance, if such election is specified by the Company in the applicable Advance Notice for such Advance, as the case may be.

“Market Price” shall mean the VWAP of the Common Shares during the relevant Pricing Period or Additional Pricing Period, as applicable.

“Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.

“Material Outside Event” shall have the meaning set forth in Section 6.08.

“Maximum Additional Advance Amount” means, (i) with respect to an Additional Advance, Purchase-Type A made pursuant to Section 2.01(b), such number of Common Shares that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of Common Shares traded on the Principal Market during the Additional Pricing Period for such Additional Advance, Purchase-Type A, and (ii) with respect to an Additional Advance, Purchase-Type B made pursuant to Section 2.01(b), such number of Common Shares that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of Common Shares traded on the Principal Market during the Additional Pricing Period for such Additional Advance, Purchase-Type B; provided, however, that the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Additional Period referred to in clause (i)(b)(2) and in clause (ii)(b)(2) of this definition shall, in each case, exclude from such calculation all Common Shares traded in any of the following transactions, to the extent they occur during such Additional Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable) and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Additional Advance Notice for such Additional Advance, all sales of Common Shares on the Principal Market during such Additional Pricing Period at a sale price that is less than the applicable Additional Purchase Minimum Price Threshold; provided further that all such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Maximum Advance Amount” in respect of each Advance Notice means, (i) with respect to an Advance, Purchase-Type A made by the Investor pursuant to Section 2.01(a), such number of Common Shares that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.10, multiplied by (2) the total number (or volume) of Common Shares traded on the Principal Market during the Pricing Period for such Purchase-Type A, and (ii) with respect to an Advance, Purchase-Type B made by the Investor pursuant to Section 2.01(a), such number of Common Shares that is equal to the lesser of: (a) 1,000,000, and (b) the product of (1) 0.25, multiplied by (2) the total number (or volume) of Common Shares traded on the Principal Market during the purchase period for such Advance, Purchase-Type B; provided, however, that the calculation of the total number (or volume) of Common Share traded on the Principal Market during such Pricing Period referred to in clause (i)(b)(2) and in clause (ii)(b)(2) of this definition shall, in each case, exclude from such calculation all Common Shares traded in any of the following transactions, to the extent they occur during such Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, and (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable) and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Advance Notice for such Advance, all sales of Common Shares on the Principal Market during such Pricing Period at a sale price that is less than the applicable Purchase Minimum Price Threshold; provided further that all such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Minimum Acceptable Price” shall mean the minimum price notified by the Company to the Investor in each Advance Notice or Additional Advance Notice, as and if applicable.

“OFAC” shall have the meaning set forth in Section 4.29.

“Ownership Limitation” shall have the meaning set forth in Section 2.01(d)(i).

“Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.

“Pricing Period” shall mean, with respect to a purchase made by the Investor pursuant to Section 2.01(a), the period on the purchase date for such purchase, beginning at the applicable Purchase Commencement Time and ending at the applicable Purchase Ending Time on such date for such purchase.

“Principal Market” shall mean the Nasdaq Capital Market; provided however, that in the event the Common Shares are ever listed or traded on the Nasdaq Global Market, the New York Stock Exchange, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.

“Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.

“Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.

“Purchase Commencement Time” means, with respect to a purchase of Advance Shares made pursuant to Section 2.01(a), 9:30:01 a.m., New York City time, on the date of purchase of Advance Shares, or such later time on such purchase date publicly announced by the Principal Market (or, if the Common Shares are then listed on the Principal Market, by such Principal Market) as the official open of the primary (or “regular”) trading session on the Principal Market on such purchase date.

“Purchase Ending Time” means, with respect to a purchase of Advance Shares made pursuant to Section 2.01(a), the time on the date of purchase of Advance Shares that is the earliest of: (i) 3:59 p.m., New York City time, on the applicable purchase date for such Purchase, or such earlier time publicly announced by the Principal Market) as the official close of the primary (or “regular”) trading session on the Principal Market on such purchase date; and (ii) immediately at such time following the Purchase Commencement Time of the Pricing Period for such purchase that the total number (or volume) of Common Shares traded on the Principal Market during such Pricing Period has exceeded the applicable Advance Share Volume Maximum for such purchase (taking into account whether such Advance is specified by the Company as a Purchase-Type A or a Purchase-Type B in the applicable Advance Notice therefor); provided, however, that the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Pricing Period shall exclude from such calculation all Common Shares traded in any of the following transactions, to the extent they occur during such Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, and (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable); provided, however, that the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Pricing Period shall exclude from such calculation all Common Shares traded in any of the following transactions, to the extent they occur during such Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Advance Notice for such Advance, all sales of Common Shares on the Principal Market during such Pricing Period at a sale price that is less than the applicable Purchase Minimum Price Threshold; and (iii) provided the Company shall have specified a Limit Order Discontinue Election in the applicable Advance Notice for such Advance, immediately at such time following the Purchase Commencement Time of the Pricing Period for such Advance that the sale price of any Common Share traded on the Principal Market during such Pricing Period is less than the applicable Purchase Minimum Price Threshold; provided, however, that the determination of whether the sale price of any Common Share traded during such Pricing Period is less than the applicable Purchase Minimum Price Threshold shall exclude (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date and (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable). All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Purchase Minimum Price Threshold” means, with respect to an Advance made pursuant to Section 2.01(a), either (a) the Minimum Acceptable Price in the applicable Advance Notice for such Advance as the per share minimum sale price threshold to be used in determining whether the event in clause (iii) of the definition of “Purchase Ending Time” shall have occurred during the applicable Pricing Period for such Advance, if the Company shall have specified a Limit Order Discontinue Election in the applicable Advance Notice for such Advance, or (b) the Minimum Acceptable Price in the applicable Advance Notice for such Advance as the per share minimum sale price threshold to be used in determining the sales of Common Shares during the applicable Pricing Period that shall be excluded from the calculation of the total number (or volume) of Common Shares traded on the Principal Market during such Pricing Period, if the Company shall have specified a Limit Order Continue Election in the applicable Advance Notice for such Advance; provided, however, that in each case if the Company has not specified any such dollar amount as the per share minimum sale price threshold in the applicable Advance Notice for such Advance, then the per share minimum sale price threshold to be used in such Advance shall be such dollar amount that is equal to the product of (a) the Closing Sale Price of the Common Shares on the Trading Day immediately preceding the purchase date for such Advance, multiplied by (b) 0.75. All such calculations shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction.

“Purchase Price” shall mean the price per Advance Share or Additional Advance Share, as applicable, obtained by multiplying the Market Price by 98%.

“Purchase-Type A” shall have the meaning set forth in Section 2.01(a)(i).

“Purchase-Type B” shall have the meaning set forth in Section 2.01(a)(i).

“Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.

“Registration Limitation” shall have the meaning set forth in Section 2.01(d)(ii).

“Registration Statement” shall mean a registration statement on Form S-1 or Form S-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.

“Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.

“Representation Date” shall have the meaning set forth in Section 6.21.1.

“Sanctions” shall have the meaning set forth in Section 4.29.

“Sanctioned Countries” shall have the meaning set forth in Section 4.29.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 4.05.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Document” shall have the meaning set forth in Section 2.02(a).

“Shares” shall mean the Commitment Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance or an Additional Advance.

“Subsidiaries” shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”

“Trading Day” shall mean any day during which the Principal Market shall be open for business.

“Transaction Documents” shall have the meaning set forth in Section 4.02.

“VWAP” means, for the Common Shares for a specified period, the dollar volume-weighted average price for the Common Shares on the Principal Market for such period, as reported by Bloomberg through its “AQR” function; provided, however, that (i) the calculation of the dollar volume-weighted average price for the Common Shares for the Pricing Period for each purchase of Advance Shares shall exclude each of the following transactions, to the extent they occur during such Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Advance Notice for such purchase, all sales of Common Shares on the Principal Market during such Pricing Period at a sale price that is less than the applicable Purchase Minimum Price Threshold for such purchase; and (ii) the calculation of the dollar volume-weighted average price for the Common Shares for the Additional Pricing Period for each Additional Advance shall exclude each of the following transactions, to the extent they occur during such Additional Pricing Period (as applicable): (A) the opening or first purchase of Common Shares at or following the official open of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date, (B) the last or closing sale of Common Shares at or prior to the official close of such primary (or “regular”) trading session that is reported in the consolidated system on such purchase date (as applicable), and (C) provided the Company shall have specified a Limit Order Continue Election in the applicable Additional Advance Notice for such Additional Advance, all sales of Common Shares on the Principal Market during such Additional Pricing Period at a sale price that is less than the applicable Additional Purchase Minimum Price Threshold for such Additional Advance. All such calculations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction.

Article II. Advances

Section 2.01 Advances; Mechanics. Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole and absolute discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares and Additional Advance Shares by the delivery to the Investor of Advance Notices and Additional Advance Notices, respectively, on the following terms:

(a)

Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)

The Company shall, in its sole and absolute discretion, select the number of Advance Shares it desires to issue and sell to the Investor, specifying in such Advance Notice whether such purchase by the Investor is (A) a purchase-Type A (each such purchase, a “Purchase-Type A”) or (B) a purchase-Type B (each such purchase, a “Purchase-Type B”), for the Investor to purchase a specified amount of Advance Shares, which shall not exceed the applicable Maximum Advance Amount, at the applicable Purchase Price therefor in accordance with this Agreement and the time it desires to deliver each Advance Notice.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(b)

Additional Advance Notice. At any time during the Commitment Period (including on any given date on which an Advance Notice has been (or is deemed to have been) delivered to the Investor pursuant to Section 2.01(a) and Section 2.01(c)), the Company may require the Investor to purchase Additional Advance Shares by delivering an Additional Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)

The Company shall, in its sole and absolute discretion, select the number of Additional Advance Shares it desires to issue and sell to the Investor, specifying in such Additional Advance Notice whether such purchase by the Investor is (A) a Purchase-Type A or (B) a Purchase-Type B, for the Investor to purchase a specified amount of Additional Advance Shares, which shall not exceed the applicable Maximum Additional Advance Amount, at the applicable Purchase Price therefor in accordance with this Agreement and the time it desires to deliver each Additional Advance Notice.

(ii)	There shall be no mandatory minimum Additional Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.

(c)

Date of Delivery of Advance Notice or Additional Advance Notice. Advance Notices and Additional Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A attached hereto.

(d)

Advance Limitations. Regardless of the number of Advance Shares or Additional Advance Shares requested by the Company in the Advance Notice or the Additional Advance Notice, respectively, the final number of Shares to be issued and sold pursuant to an Advance Notice or an Additional Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)

Ownership Limitation; Commitment Amount. At the request of the Company, the Investor will inform the Company in writing of the amount of shares the Investor currently beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 4.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or in writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice or Additional Advance Notice delivered by the Company, any portion of the number of Advance Shares or Additional Advance Shares that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Advance Notice or Additional Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares or Additional Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(ii)

Registration Limitation. In no event shall an Advance or Additional Advance, either alone or together with any other Advance or Additional Advance, exceed the amount registered in respect of the transactions contemplated hereby under the Registration Statement then in effect (the “Registration Limitation”). In connection with each Advance Notice or Additional Advance Notice, any portion of an Advance or Additional Advance that would exceed the Registration Limitation shall automatically be withdrawn with no further action required by the Company and such Advance Notice or Additional Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance or Additional Advance by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(iii)

Exchange Cap. Notwithstanding anything to the contrary herein, the Company shall not effect any sales under this Agreement and the Investor shall not have the obligation to purchase Common Shares under this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under this Agreement would exceed 19.9% of the aggregate amount of Common Shares issued and outstanding as of the date of this Agreement (the “Exchange Cap”); provided that, the Exchange Cap will not apply if (a) the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market, or (b) the average price of all applicable sales of Common Shares hereunder (including any sales covered by an Advance Notice or Additional Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceeds $4.87 per share (which represents the lower of (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the date of this Agreement or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of this Agreement) (adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction). In connection with each Advance Notice or Additional Advance Notice, any portion of an Advance or Additional Advance that would exceed the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice or Additional Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance or Additional Advance by an amount equal to such withdrawn portion in respect of each Advance Notice or Additional Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(e)	Reserved.

(f)

Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice or Additional Advance Notice from the Company, the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares or Additional Advance Shares, as the case may be, pursuant to such Advance Notice or Additional Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.10 (Trading Activities), the Investor may sell Common Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each Additional Advance and each sale and purchase of Advance Shares and Additional Advance Shares, respectively, thereunder (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the applicable Advance Notice or the Additional Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(a)

On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit B (each a “Settlement Document”), setting forth the final number of Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement.

(b)

Promptly after receipt of the Settlement Document with respect to each Advance or Additional Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares or Additional Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)

Notwithstanding Section 2.02(b), the certificate(s) or book-entry statement(s) representing the Commitment Shares issued prior to the date the Registration Statement is declared effective by the SEC shall bear a restrictive legend in substantially the following form (and stop transfer instructions may be placed against transfer of the Commitment Shares):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY HAVE BEEN SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

(d)

On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(e)

On or prior to the first Closing, the Investor shall deliver to the Company a duly executed IRS Form W-8BEN-E, IRS Form W-8IMY (with all relevant attachments), or other applicable IRS Form W-8 or W-9, and any other similar Tax documentation reasonably requested by the Company. The Investor shall update any such form or certification (or any applicable successor form) promptly upon the obsolescence or invalidity of any form previously delivered by such Investor.

(f)

Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the Company notifies the Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance or Additional Advance shall end and the final number of Advance Shares or Additional Advance Shares to be purchased by the Investor at the Closing for such Advance or Additional Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.

Section 2.03 Hardship.

(a)

In the event the Investor sells Common Shares after receipt of an Advance Notice or an Additional Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)

In the event the Company provides an Advance Notice or an Additional Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to the Securities Act and the rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04 Completion of Resale Pursuant to the Registration Statement. The Company will be under no further obligation to maintain the effectiveness of the Registration Statement after the earlier to occur of (a) the date on which the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, in which case the Investor will notify the Company in writing that all subsequent resales are completed, (b) the 180th day following the date on which the Investor has purchased the full Commitment Amount, or (c) the 180th day following the termination of this Agreement in accordance with its terms.

Article III. Representations and Warranties of the Investor

The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and as of each Advance Date that:

Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement, including all transactions contemplated hereby. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no other proceedings on the part of the Investor. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.

Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.

Section 3.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under or exempt from the registration requirements of the Securities Act; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor is acquiring the Shares hereunder in the ordinary course of the business. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any prospectus contained therein.

Section 3.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.

Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.

Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act).

Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.

Section 3.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor.

Section 3.10 Trading Activities. The Investor’s trading activities with respect to the Common Shares shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Principal Market. Neither the Investor nor its affiliates has any open short position in the Common Shares, and the Investor agrees that it shall not, and that it will cause its affiliates not to, engage in any short sales with respect to the Common Shares; provided that the Company acknowledges and agrees that upon receipt of an Advance Notice or Additional Advance Notice the Investor has the right to sell (i) the Shares to be issued to the Investor pursuant to such Advance Notice or Additional Advance Notice prior to receiving such Shares, or (ii) other Common Shares sold by the Company to Investor pursuant to this Agreement and which the Company has continuously held as a long position.

Article IV. Representations and Warranties of the Company

Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, as of the date hereof, each Advance Notice Date and each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date):

Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. The execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its shareholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

Section 4.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice or an Additional Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, and will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.

Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the certificate of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of the preceding clauses (ii) and (iii), to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.

Section 4.05 SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act since November 11, 2022 (such filings and amendments of such filings after the date hereof or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 4.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

Section 4.07 Registration Statement and Prospectus. Each Registration Statement, if and when filed, and the offer and sale of Shares as contemplated hereby, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Advance Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus to which the Investor has consented, other than as required by Applicable Laws.

Section 4.08 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.

Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.10 Equity Capitalization. As of the date hereof, the authorized capital of the Company consists of 785,000,000 shares of capital stock, of which 740,000,000 shares are designated common stock, par value $0.0001 per share, and 45,000,000 shares of preferred stock, of which 29,057,097 shares are designated as “Series A Preferred Stock.” As of the date hereof, the Company had 141,348,856 shares of common stock outstanding and 29,057,097 shares of Series A Preferred Stock outstanding. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed on a Principal Market under the trading symbol “SCLX.” The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act, delisting the Common Shares from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is in compliance with all applicable listing requirements of the Principal Market.

Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, except as would not cause a Material Adverse Effect.

Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.

Section 4.13 Environmental Laws. To the Company’s knowledge, the Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) has indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess or have applied for all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

Section 4.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.18 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19 Subsidiaries. The Company does not, directly or indirectly, own or control any interest in any other corporation, partnership, association or other business entity, except as set forth in Schedule I attached hereto or in the SEC Documents.

Section 4.20 Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. The Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.

Section 4.21 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.

Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties.

Section 4.23 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing shareholders and could significantly increase the outstanding number of Common Shares.

Section 4.24 Acknowledgment Regarding the Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances or Additional Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances or Additional Advances would violate any rules of the Principal Market. The Company acknowledged and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement.

Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.

Section 4.26 Relationship of the Parties. Neither the Company, nor any of its subsidiaries, affiliates, nor any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its affiliates, its subsidiaries, or any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.

Section 4.27 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 4.28 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; the Company has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that any director, officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary, has not complied with Applicable Laws, or could give rise to a notice of non-compliance with Applicable Laws, and is not aware of any pending change or contemplated change to any applicable law or regulation or governmental position; in each case that would have a Material Adverse Effect.

Section 4.29 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authorities with jurisdiction over the Company and its Subsidiaries, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions or is a Sanctioned Country, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past five years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions or was a Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any director, officer or controlled affiliate of the Company or any of its Subsidiaries, has ever had funds blocked by a United States bank or financial institution, temporarily or otherwise, as a result of OFAC concerns.

Article V. Indemnification

The Investor and the Company represent to the other the following with respect to itself:

Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Laws, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and all of its officers, directors, shareholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.

Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.

Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Section 5.05 Limitation of liability. Notwithstanding the foregoing, no party shall be entitled to recover from the other party for punitive, indirect, incidental or consequential damages.

Article VI.

Covenants

The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:

Section 6.01 Registration Statement.

(a)

Filing of a Registration Statement. The Company shall prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances or Additional Advances until the effectiveness of a Registration Statement covering such resale.

(b)

Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement with respect to the Shares that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has purchased the full Commitment Amount and has completed the subsequent resale of all the Shares purchased hereunder pursuant to the Registration Statement, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)

Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement at least three (3) Trading Days prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for any amendments, post-effective amendments or supplements caused by the filing of any Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, (i) electronic copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)

Amendments and Other Filings. The Company shall (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may excise any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, the Company shall file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.

(e)

Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its Certificate of Incorporation or Bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any proceeding for such purpose.

Section 6.02 Suspension of Registration Statement.

(a)

Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)

No Sales by the Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares pursuant to such Registration Statement, but may sell shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)

Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 45 days or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice or Additional Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.

Section 6.04 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter and negative assurance letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

Section 6.05 Comfort Letter. Prior to the date of delivery by the Company of the first Advance Notice, the Investor shall have received from the Company’s accountant, a letter addressed to the Investor, in substantially the form, scope and substance mutually agreed to by the Company and the Investor at least one (1) Trading Day prior to the date on which the initial Registration Statement is first filed with the SEC, (i) confirming that they are independent public accountants with respect to the Company within the meaning of the Securities Act and the Public Company Accounting Oversight Board, and (ii) stating the conclusions and findings of such firm with respect to the audited and unaudited financial statements and certain financial information contained or incorporated by reference in the Registration Statement and the Prospectus (as supplemented by any Prospectus Supplement filed with the SEC on or prior to the date of the first Advance Notice), and certain other matters customarily covered by auditor “comfort letters,” except that the specific date referred to therein for the carrying out of procedures shall be no more than three (3) Trading Days prior to the date on which the first Advance Notice is delivered (the “Initial Comfort Letter”).

Section 6.06 Exchange Act Registration. The Company will file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.

Section 6.07 Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Shares) cause legal counsel for the Company to deliver to the transfer agent for the Common Shares (with a copy to the Investor) instructions to issue Common Shares to the Investor free of restrictive legends upon each Advance and each Additional Advance if the delivery of such instructions are consistent with Applicable Laws; provided that legal counsel for the Company shall have been furnished with such documents as they may require for the purposes of enabling them to render the opinions or make the statements required by the transfer agent, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the covenants, obligations or conditions, contained herein.

Section 6.08 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.

Section 6.09 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. The Company will promptly notify the Investor, and confirm in writing, upon its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus (in each of which cases the information provided to the Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law (and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus); (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Laws; or (vi) the Common Shares shall cease to be authorized for listing on the Principal Market. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vi), inclusive, a “Material Outside Event”).

Section 6.10 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.11 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.

Section 6.12 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of the Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market. The Investor shall pay any transfer or other taxes and duties levied in connection with the resale of the Shares purchased hereunder.

Section 6.13 Current Report. The Company shall, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on a draft of the Current Report prior to filing the Current Report with the SEC and shall give due consideration to all such comments. The Company hereby agrees that any information disclosed to the Investor, or any of its affiliates, that may be considered “Confidential Information” as defined in the Mutual Confidential Disclosure Agreement entered into between Yorkville Advisors Global, LP and the Company on November 8, 2022 (the “NDA”) shall be disclosed in the Current Report. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries (including, without limitation, any Confidential Information under the NDA) without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of the Investor required pursuant to Section 6.08(iv) hereof shall not in and of itself be deemed to be material non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares.

Section 6.14 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a shareholder meeting or corporate action date, or the record date for any shareholder meeting or any corporate action, would fall during the period beginning two Trading Days prior to the date of delivery of such Advance Notice and ending two Trading Days following the Closing of such Advance.

Section 6.15 Use of Proceeds. The proceeds from the sale of the Shares by the Company to the Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.

Section 6.16 Compliance with Laws. The Company shall comply in all material respects with all Applicable Laws.

Section 6.17 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.

Section 6.18 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of the Common Shares sold by the Investor during the prior trading week.

Section 6.19 Selling Restrictions. (i) Except as expressly set forth below, the Investor covenants that from and after the date hereof through and including the first Trading Day following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor, any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Common Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.

Section 6.20 Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

Section 6.21 Delivery of Compliance Certificates, Bring-Down Opinion and Negative Assurance Letters and Bring-Down Comfort Letters Upon Occurrence of Certain Events.

6.21.1 Within three (3) Trading Days immediately following: (i) each date on which the Company files with the SEC (A) an annual report on Form 10-K under the Exchange Act, (B) a Form 10-K/A containing amended (or restated) financial information or a material amendment to a previously filed annual report on Form 10-K, (C) a quarterly report on Form 10-Q under the Exchange Act, or (D) a current report on Form 8-K containing amended (or restated) financial information of the Company included or incorporated by reference in the Initial Registration Statement or any New Registration Statement or any post-effective amendment thereto (other than information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K or to provide disclosure pursuant to Item 8.01 of Form 8-K relating to the reclassification of certain properties as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144) under the Exchange Act; and (ii) the effective date of (A) each post-effective amendment to the Initial Registration Statement, (B) each New Registration Statement and (C) each post-effective amendment to each New Registration Statement, and in any case, not more than once per calendar quarter (each, a “Representation Date”), the Company shall (I) deliver to the Investor a certificate in the form attached hereto as Exhibit C , dated the date of delivery to the Investor, (II) cause to be furnished to the Investor an opinion and negative assurance letter “bring-down” from outside counsel to the Company, dated the date of delivery to the Investor, in form and substance reasonably satisfactory to the Investor, modified, as necessary, to relate to a New Registration Statement or a post-effective amendment to the Initial Registration Statement or a New Registration Statement, and the Prospectus contained in a Registration Statement or post-effective amendment as then amended or supplemented by any Prospectus Supplement thereto as of the date of such letter, as applicable and (III) other than with respect to a Representation Date pursuant to clause (i)(C) of this Section 6.21.1, cause to be furnished to the Investor a customary “comfort letter” provided by the Company’s accountant, or a successor independent registered public accounting firm for the Company (as applicable), dated the date of delivery to the Investor, substantially in the form, scope and substance as the information contained in the Initial Comfort Letter (to the extent such information is then applicable), stating, as of such date, the conclusions and findings of such firm with respect to the financial information and other matters covered by the Initial Comfort Letter (to the extent such financial information or other matters are then applicable), modified, as necessary, to address such new, amended or restated financial information contained in any of the documents filed with the SEC referred to in clause (i) of this Section 6.21.1 or to relate to a New Registration Statement or a post-effective amendment to the Initial Registration Statement or a New Registration Statement, or the Prospectus contained in a Registration Statement or post-effective amendment as then amended or supplemented by any Prospectus Supplement thereto as of the date of such letter, as applicable.

6.21.2 The requirement to provide the documents identified in Section 6.21.1 shall be tolled with respect to any Representation Date, if (A) the Company has given written notice to the Investor (with a copy to its counsel) in accordance with Article XI, not later than one (1) Trading Day prior to the applicable Representation Date, of the Company’s decision to suspend delivery of Advance Notices for future Advances and delivery of Additional Advance Notices for future Additional Advances (each, a “Future Purchase Suspension”) (it being hereby acknowledged and agreed that no Future Purchase Suspension shall limit, alter, modify, change or otherwise affect any of the Company’s or the Investor’s rights or obligations under the Transaction Documents with respect to any pending Advance and any pending Additional Advance (as applicable) that has not been fully settled in accordance with the terms and conditions of this Agreement, and that the parties shall fully perform their respective obligations with respect to any such pending Advance and any pending Additional Advance under the Transaction Documents), and (B) such Representation Date does not occur during the period beginning on the Trading Day immediately preceding the purchase date for an Advance or an Additional Advance (as applicable) and ending on the third (3rd) Trading Day following the date of full settlement thereof and the issuance to the Investor of all of the Shares that are issuable to the Investor pursuant to such Advance or such Additional Advance (as applicable), which tolling shall continue until the earlier to occur of (1) the Trading Day immediately preceding the purchase date for an Advance or an Additional Advance (as applicable), which for such calendar quarter shall be considered a Representation Date, and (2) the next occurring Representation Date. Notwithstanding the foregoing, if the Company subsequently decides to deliver an Advance Notice or an Additional Advance Notice following a Representation Date when a Future Purchase Suspension was in effect and did not provide the Investor with the documents identified in clauses (I), (II) and (III) of the first sentence of Section 6.21.1, then prior to the Company’s delivery to the Investor of such Advance Notice or such Additional Advance Notice (as applicable) on a purchase date, the Company shall provide the Investor with the documents identified in clauses (I), (II) and (III) of the first sentence of Section 6.21.1, dated as of the applicable purchase date.

Article VII.

Conditions for Delivery of Advance Notice

Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice or Additional Advance Notice. The right of the Company to deliver an Advance Notice or an Additional Advance Notice and the obligations of the Investor hereunder with respect to an Advance or an Additional Advance are subject to the satisfaction or waiver, on each Advance Notice Date or Additional Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:

(a)

Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of the Advance Notice Date or the Additional Advance Notice Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date).

(b)

Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice or Additional Advance Notice. The Company shall have filed with the SEC in a timely manner all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date.

(c)

Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice or Additional Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(d)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.

(e)

Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior the applicable Condition Satisfaction Date.

(f)

No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits or directly, materially and adversely affects any of the transactions contemplated by this Agreement.

(g)

No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice or Additional Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Shares with respect to the applicable Advance Notice or Additional Advance Notice will not violate the shareholder approval requirements of the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

(h)

Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice or Additional Advance Notice.

(i)

Executed Advance Notice. The representations contained in the applicable Advance Notice or Additional Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.

(j)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances and Additional Advances.

Article VIII. Non Exclusive Agreement

Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

Article IX.

Choice of Law/Jurisdiction

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

Article X. Termination

Section 10.01 Termination.

(a)

Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date on which the initial Registration Statement with respect to the Shares has been declared effective by the SEC or (ii) the date on which the Investor shall have made payment of Advances (together with Additional Advances, if any) pursuant to this Agreement for Common Shares equal to the Commitment Amount.

(b)

The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices or Additional Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)

Nothing in this Section10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. The indemnification provisions contained in Article V shall survive termination hereunder.

Article XI. Notices

Other than with respect to Advance Notices and Additional Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) 5 days after being sent by U.S. certified mail, return receipt requested, (iv) 1 day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications (except for Advance Notices and Additional Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:

If to the Company, to:	Scilex Holding Company 960 San Antonio Road Palo Alto, CA 94303 Attention: Jaisim Shah Telephone: [...***...] Email: [...***...]

With a copy to (which shall not constitute notice or delivery of process) to:	Paul Hastings LLP 1117 S. California Avenue Palo Alto, CA 94304 Attention: Jeffrey T. Hartlin, Esq.; Elizabeth Razzano, Esq. Telephone: [...***...]; [...***...] Email: [...***...]; [...***...]

If to the Investor(s):	B. Riley Principal Capital II , LLC 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025 Attention: General Counsel Telephone: [...***...] Email: [...***...]

With a Copy (which shall not constitute notice or delivery of process) to:	Sheppard Mullin Richter & Hampton, LLP 30 Rockefeller Plaza New York, NY 10112 Telephone Number: [...***...] Email: [...***...] Attention: Jeff Fessler, Esq.

or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three business days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service in accordance with the preceding clauses (i), (ii) or (iii) of the first sentence of this Article XI, respectively.

Article XII. Miscellaneous

Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

Section 12.03 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 12.04 Commitment and Structuring Fee.

(a)

Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid B. Riley Principal Investments, LLC, a subsidiary of the Investor, a structuring fee in the amount of $10,000, which shall be paid within three (3) Trading Days after the date hereof.

(b)	Within three (3) Trading Days after the date hereof, the Company will issue, or cause its transfer agent to issue, to the Investor as a commitment fee, 250,000 Common Shares (the “Commitment Shares”).

Section 12.05 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

COMPANY:
SCILEX HOLDING COMPANY

By:	/s/ Jaisim Shah
Name:	Jaisim Shah
Title:	Chief Executive Officer & President

INVESTOR:
B. RILEY PRINCIPAL CAPITAL II, LLC

By:	/s/ Patrice McNicoll
Name:	Patrice McNicoll
Title:

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